Exhibit 99.1

        Point Therapeutics Reports Results of Phase 1 Neutropenia Trial for Lead Clinical Compound Talabostat, PT-100, at ASCO


    BOSTON--(BUSINESS WIRE)--June 7, 2004--Point Therapeutics, Inc. (NASDAQ: POTP) today presented study data on the Company's lead product candidate talabostat (PT-100) at the 40th Annual Meeting of the American Society of Clinical Oncology (ASCO). The data suggest that talabostat can accelerate neutrophil recovery in patients receiving myelosuppressive chemotherapy for solid tumors.
    The Phase 1 trial was a multicenter, single-arm, open-label study over two chemotherapy cycles. Patients served as their own controls. Talabostat was administered orally for seven days in Cycle 2 at four different dosages to those patients who experienced Grade 3 or 4 neutropenia in Cycle 1. Three of the seven patients who received the 800 microgram dose of talabostat on days two through eight post-chemotherapy in Cycle 2 experienced a two day or greater reduction in Grade 3 or 4 neutropenia compared to Cycle 1. Additionally, there was a 62% improvement in the median duration of Grade 3 or 4 neutropenia in these patients as measured by the area under the curve and a corresponding upregulation in cytokines (G-CSF, IL-6, and IL-8) observed in some of the patients who experienced accelerated neutrophil recovery. Talabostat was generally well-tolerated and a maximum tolerated dose was not reached in the study. Edema, hypotension, and hypovolemia were the most frequent adverse events considered related to talabostat.
    Point is also evaluating the potential anti-tumor properties of talabostat in Phase 1 and 2 clinical trials. Previous preclinical studies have demonstrated talabostat's ability to increase tumor rejection frequency or growth inhibition when combined with several chemotherapeutic agents and monoclonal antibodies including cisplatin, docetaxel, gemcitabine, rituximab and Herceptin(R). Additionally, in both the cisplatin and gemcitabine studies, mice were shown to be specifically immune to rechallenge with the tumor type with which they were originally inoculated.
    The Phase 1 study authors concluded that additional studies of talabostat are warranted to further investigate the compound's anti-tumor activity and its ability to support hematopoiesis. Point is using the findings of this study to guide the design of its Phase 2 clinical program, where talabostat will be studied in combination with various chemotherapeutic agents. The Company has already initiated a single-arm, two-stage Phase 2 clinical trial of talabostat for the treatment of advanced non-small cell lung cancer (NSCLC). The study is designed to evaluate the anti-tumor and hematopoietic activity of talabostat in combination with Taxotere(R) in Stage IIIb/IV NSCLC patients.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors and certain hematopoietic disorders. Point's lead product candidate, talabostat, has the potential to inhibit the growth of certain cancerous tumors.
    In 2004, Point expects to initiate four Phase 2 clinical studies in three different oncology indications. The first Phase 2 study has been initiated and is evaluating talabostat in combination with Taxotere(R) in patients with non-small cell lung cancer. The other planned trials will study talabostat in metastatic melanoma in combination with cisplatin, as a single-agent therapeutic in metastatic melanoma, and in chronic lymphocytic leukemia in combination with Rituxan(R). Point is currently testing talabostat in combination with Rituxan(R) in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain the necessary regulatory approvals, (iii) obtain external funding to finance the operations and
(iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Amendment No.1 to Form S-3 Registration Statement and Amendment No.2 to Annual Report on Form 10-K/A, both filed with the Securities and Exchange Commission on June 1, 2004 and from time to time in Point's other reports filed with the Securities and Exchange Commission.


    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
             or
             The Trout Group
             Investor Relations
             Ritu Baral, 212-477-9007 ext. 25